Wellesley Bancorp, Inc. Reports Results for the Three and Six Months Ended June 30, 2019

WELLESLEY, Mass., July 25, 2019 /PRNewswire/ -- Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the "Company"), the holding company for Wellesley Bank (the "Bank"), reported net income of $1.5 million and $2.8 million for the three and six months ended June 30, 2019, respectively. These results compare to net income of $1.4 million and $2.9 million for the three and six months ended June 30, 2018, respectively. The results for the quarter represent an increase of 6.0% as compared to the prior year second quarter results.

Diluted earnings per share were $0.59 and $1.11 for the three and six months ended June 30, 2019, respectively. Total assets were $956.5 million at June 30, 2019, an increase of $85.1 million, or 9.8%, from December 31, 2018 as net loans increased $84.1 million, funded by an increase in FHLB borrowings and deposits.

Thomas J. Fontaine, President and Chief Executive Officer, said, "The second quarter performance was better than the first, but reflective of the significant headwinds we face from a now inverted yield curve and robust competition for deposit relationships. We are actively managing expenses."

Second Quarter Earnings
Net income totaled $1.5 million for the three months ended June 30, 2019, an increase of $85 thousand or 6.0% as compared to $1.4 million for the three months ended June 30, 2018. For the three months ended June 30, 2019, net interest income plus non-interest income increased $868 thousand, and a decrease in the provision for loan losses of $25 thousand was offset by an increase in non-interest expenses of $766 thousand.

Net Interest Income. Net interest income increased $632 thousand, or 10.4%, to $6.7 million for the three months ended June 30, 2019, as compared to the three months ended June 30, 2018. This increase was driven primarily by the growth of our loan portfolio and increased yields, partially offset by growth in deposits and higher interest rates on deposits. The yield on earning assets for the three months ended June 30, 2019 was 4.46%, an increase of 37 basis points from the comparable three months in 2018. Deposit and borrowing rates were 1.87% for the second quarter 2019, an increase of 57 basis points from the second quarter 2018. The net interest margin decreased to 2.97% for the 2019 second quarter, compared to 3.05% for the 2018 second quarter, reflecting the increase in deposit and borrowing costs between the two periods partially offset by the increase in earning asset yields.

Loan Loss Provision. Provision expense was $170 thousand for the three months ended June 30, 2019, a decrease of $25 thousand from the comparable three months in 2018. The provision reflects management's estimate of loan losses based upon historical loan portfolio performance, loan mix, as well as other subjective factors.

Non-Interest Income. Non-interest income totaled $882 thousand for the three months ended June 30, 2019, an increase of $236 thousand, or 36.5%, compared to the prior year period. Wealth management fees totaled $392 thousand, compared to $417 thousand for the three months ended June 30, 2018. Total assets under management at Wellesley Investment Partners, including the Bank's investment portfolio, were $405.3 million at June 30, 2019, as compared to $413.9 million at June 30, 2018. Income from mortgage banking activities increased $23 thousand, primarily due to higher volume of sales of residential mortgage loans as compared to the prior year. All other non-interest income increased $238 thousand primarily due to an increase in fees on customer interest rate swaps.

Non-Interest Expenses. Total non-interest expenses were $5.4 million in the three months ended June 30, 2019, an increase of $766 thousand, or 16.7%, compared to the prior year period. Salaries and benefits increased $429 thousand to $3.1 million for the three months ended June 30, 2019 as compared to same period ended June 30, 2018. The increase is due to annual merit increases along with the addition of new staff. Occupancy and equipment increased $119 thousand due to the relocation of business operations to our new home office location and increases in rent expense. Data processing costs increased $73 thousand, and advertising and other general administrative costs increased $82 thousand associated with increased business volumes. FDIC insurance costs increased $22 thousand due to higher assessment balances and higher quarterly assessment rates. Professional fees increased $41 thousand due mainly to higher legal expenses.

Income Tax Provision. Income tax provision increased by $42 thousand for the three months ended June 30, 2019 as compared to 2018. Our effective tax rate for the three months ended June 30, 2019 was 27.3% compared to 26.9% in 2018.

Year to Date Earnings
Net income totaled $2.8 million for the six months ended June 30, 2019, a slight decrease of $50 thousand or 1.8% as compared to $2.9 million for the six months ended June 30, 2018. For the six months ended June 30, 2019, compared to 2018, net interest income plus non-interest income increased $1.4 million, offset by an increase in non-interest expenses of $1.3 million and an increase in the provision for loan losses of $150 thousand.

Net Interest Income. Net interest income increased $1.0 million, or 8.6%, to $13.1 million for the six months ended June 30, 2019, as compared to the six months ended June 30, 2018. This increase was driven primarily by the growth of our loan portfolio and increased yields, partially offset by growth in deposits and higher interest rates on deposits. The yield on earning assets for the six months ended June 30, 2019 was 4.44%, an increase of 38 basis points from the comparable six months in 2018. Deposit and borrowing rates were 1.81% for the six months ended in 2019, an increase of 58 basis points from the six months ended 2018. The net interest margin decreased to 2.99% for the 2019 six month period, compared to 3.07% for the comparable 2018 period, reflecting the increase in deposit and borrowing costs between the two periods partially offset by the increase in earning asset yields.

Loan Loss Provision. Provision expense was $410 thousand for the six months ended June 30, 2019, an increase of $150 thousand from the comparable six months in 2018. Reasons for the higher provision include loan growth and a change in loan mix from 2018.

Non-Interest Income. Non-interest income totaled $1.6 million for the six months ended June 30, 2019, an increase of $340 thousand, or 27.8%, compared to the prior year period. Income from mortgage banking activities increased $42 thousand, primarily due to higher volume of sales of residential mortgage loans as compared to the prior year. Wealth management fees increased $25 thousand, or 3.1%, compared to the six months ended June 30, 2018. All other non-interest income increased $273 thousand primarily due to an increase in fees on customer interest rate swaps

Non-Interest Expenses. Total non-interest expenses were $10.5 million in the six months ended June 30, 2019, an increase of $1.3 million, or 14.2%, compared to the prior year period. Salaries and benefits increased $748 thousand to $6.2 million for the six months ended June 30, 2019 as compared to same period ended June 30, 2018. The increase is due to annual merit increases along with the addition of new staff. Occupancy and equipment increased $205 thousand due to the relocation of business operations to our new home office location and increases in rent expense. Data processing costs increased $136 thousand and other general administrative costs increased $192 thousand associated with increased business volumes. Professional fees increased $33 thousand due mainly to higher legal expenses.

Income Tax Provision. Income tax provision decreased by $22 thousand for the six months ended June 30, 2019 as compared to 2018. Our effective tax rate for the six months ended June 30, 2019 was 27.1% compared to 27.1% in 2018.

Balance Sheet Growth
Total assets were $956.5 million at June 30, 2019, representing an increase of $85.1 million compared to $871.4 million at December 31, 2018. The increase was primarily related to net growth in the loan portfolio of $84.1 million, and the addition of an operating lease right-of-use asset of $7.2 million, partially offset by a reduction in cash and investments. Total liabilities increased $80.6 million due to FHLB borrowings increasing $58.3 million, deposits increasing $12.3 million, and the addition of an operating lease liability of $7.3 million.

Loans. Gross loans totaled $828.3 million at June 30, 2019, an increase of $84.5 million, or 11.4%, as compared to December 31, 2018. Construction loans increased $26.2 million to $132.9 million at June 30, 2019, compared to $106.7 million at December 31, 2018. Commercial real estate loans increased $22.5 million to $170.6 million. Commercial and industrial loans increased $18.4 million to $85.3 million. Residential mortgage loans increased $16.7 million to $399.2 million at June 30, 2019.

Deposits. Deposits increased $12.3 million to $730.2 million at June 30, 2019 compared to $717.9 million at December 31, 2018. Money market accounts increased $59.0 million, or 29.0%, due to our success in attracting new deposit relationships. Demand deposits and NOW accounts increased $17.6 million, or 17.5%, to $171.5 million as growth was realized in both retail and commercial accounts. Certificates of deposit decreased $52.1 million to $226.2 million. Savings accounts decreased $12.2 million to $70.0 million.

Borrowings. Long-term debt and short-term borrowings, consisting entirely of advances from the FHLB, increased $58.3 million to $131.9 million, compared to $73.5 million at December 31, 2018.

Stockholders' Equity. Stockholders' equity increased $4.5 million to $69.6 million, primarily due to earnings and an increase in the fair values of available-for-sale securities at June 30, 2019 compared to December 31, 2018, partially offset by dividends paid. At June 30, 2019, the Company's ratio of stockholders' equity-to-total assets was 7.28%, compared to 7.47% at December 31, 2018.

About Wellesley Bancorp
Wellesley Bank and its wholly-owned wealth management company, Wellesley Investment Partners, LLC, are subsidiaries of Wellesley Bancorp, Inc.

Wellesley Bank provides personal, customized, premier banking services to successful people, families, businesses and Non-profit organizations. The bank has six full-service banking offices in Wellesley, Newton, Needham, and Boston. Wellesley Investment Partners, a subsidiary of Wellesley Bank, provides wealth management services to individuals and families, private foundations and endowments. Wellesley Bank has been serving the Greater Boston Area for over 108 years.

Forward Looking Statements
This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company's summary income statements and other data follow:

Wellesley Bancorp, Inc. and Subsidiary
Consolidated Statements of Net Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Interest and dividend income:
Interest and fees on loans and loans held for sale	$ 9,444	$ 7,534	$ 18,171	$ 14,761
Other interest and dividend income	645	629	1,348	1,241
Total interest and dividend income	10,089	8,163	19,519	16,002
Interest expense	3,372	2,078	6,371	3,895

Net interest income	6,717	6,085	13,148	12,107
Provision for loan losses	170	195	410	260

Net interest income, after provision for loan losses	6,547	5,890	12,738	11,847

Total non-interest income	882	646	1,564	1,224

Non-interest expenses:
Salaries and employee benefits	3,122	2,693	6,162	5,414
Occupancy and equipment	820	701	1,624	1,419
Data processing	308	235	605	469
FDIC insurance	190	168	325	336
Professional fees	256	215	446	413
Other general and administrative	663	581	1,292	1,100
Total non-interest expenses	5,359	4,593	10,454	9,151

Income before income taxes	2,070	1,943	3,848	3,920
Provision for income taxes	565	523	1,041	1,063

Net income	$ 1,505	$ 1,420	$ 2,807	$ 2,857

Other Data:
Return on average assets (1)	0.65%	0.70%	0.62%	0.71%
Return on average equity (1)	8.80%	9.31%	8.38%	9.50%
Net interest margin (1)	2.97%	3.05%	2.99%	3.07%
Earnings per common share:
Basic	$0.61	$0.59	$1.15	$1.19
Diluted	$0.59	$0.57	$1.11	$1.15
Weighted average shares outstanding:
Basic	2,454,617	2,395,635	2,444,897	2,394,113
Diluted	2,554,895	2,501,122	2,541,328	2,493,172
Stockholders' equity to total assets at end of period	7.28%	7.40%	7.28%	7.40%
Book value per common share at end of period	$26.47	$24.52	$26.47	$24.52
Effective tax rate	27.29%	26.92%	27.05%	27.12%
Nonperforming loans to total loans at end of period	0.14%	0.17%	0.14%	0.17%

(1) Three and six month period annualized

The Company's summary balance sheets follow:

Wellesley Bancorp, Inc. and Subsidiary
Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	June 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$ 32,428	$ 42,750
Securities available for sale, at fair value	63,348	66,770
Federal Home Loan Bank of Boston stock, at cost	6,162	4,747
Loans held for sale	2,170	--

Loans	828,285	743,770
Less allowance for loan losses	(7,148)	(6,738)
Loans, net	821,137	737,032

Bank-owned life insurance	7,886	7,769
Operating lease, right-of-use asset	7,229	--
Premises and equipment, net	3,778	3,924
Other assets	12,410	8,428

Total assets	$ 956,548	$ 871,420

Liabilities and Stockholders' Equity
Deposits:
Non-interest-bearing	$ 130,560	$ 116,926
Interest-bearing	599,680	601,005
Total Deposits	730,240	717,931

Short-term borrowings	54,000	15,000
Long-term debt	77,866	58,528
Subordinated debt	9,847	9,832
Lease liability	7,267	--
Accrued expenses and other liabilities	7,680	4,999
Total liabilities	886,900	806,290

Stockholders' equity	69,648	65,130

Total liabilities and stockholders' equity	$ 956,548	$ 871,420

CONTACT: Wellesley Bancorp, Inc., Thomas J. Fontaine, President and Chief Executive Officer, 781-235-2550